Exhibit 99.1

SIGMATEL REPORTS SECOND QUARTER 2007 RESULTS

AUSTIN, Texas—(BUSINESS WIRE) – August 7, 2007—SigmaTel, Inc. (NASDAQ: SGTL) today announced results for the quarter ended June 30, 2007.

Second Quarter Financial Review

Revenues for the second quarter of 2007 were $30.7 million with a GAAP net loss of $11.6 million or $0.32 per share. The non-GAAP adjusted net loss for the second quarter of 2007 was $9.2 million or a non-GAAP adjusted net loss of $0.26 per share. GAAP gross margin for the quarter was 38.0 percent and non-GAAP gross margin was 39.5 percent. See the reconciling charges set forth in the reconciliation of GAAP to non-GAAP results provided below.

As of June 30, 2007, SigmaTel had cash, cash equivalents, restricted cash and short-term investments of $82 million.

Executive Summary

“SigmaTel was pleased to announce in July that we exceeded our second quarter revenue guidance. This growth was a result of focusing on profitable projects, strengthening our relationships with brand customers, while continuing to monitor our expenses,” said Phil Pompa, CEO of SigmaTel. “The turnaround process is not complete, but we believe the basic building blocks have been implemented and we are cautiously optimistic about the future.”

Third Quarter 2007 Guidance

For the third quarter of 2007, the company anticipates revenue of $37 million to $42 million with non-GAAP gross margins of approximately 41 percent, plus or minus a couple of points. SigmaTel’s gross margin percentage varies primarily with product mix, pricing, and unit costs.

GAAP diluted loss per share is expected to be $0.21 to $0.14 with non-GAAP adjusted net loss per share expected to be $0.15 to $0.07, based on 35.8 million diluted weighted average shares outstanding. Our effective tax rate for the third quarter is expected to be approximately 10%.

The company expects its quarterly operating expenses to decline by an additional $2 million to $4 million over the remainder of the year. This should result in the company’s fourth quarter operating expenses being in the range of $20 million to $22 million, excluding stock-based compensation. These reductions, along with the expected increase in revenue from the second quarter, should significantly lessen the company’s cash burn in the third and fourth quarters compared to prior quarters.

“Although we are pleased with our performance this past quarter, we will remain diligent in our efforts to achieve a full recovery,” said Mr. Pompa. “Our highest priority is to operate the company for long term growth.”

Conference Call Today

A conference call will be held today, August 7, 2007, at 3:30 p.m. Central Daylight Time (CDT) and will be simulcast over the Internet at www.streetevents.com and www.sigmatel.com. A replay will be available after the call until September 1, 2007, at the websites listed above or by calling (888) 203-1112 for domestic calls or (719) 457-0820 for international and entering passcode number 4596182.

For more information on SigmaTel, please visit www.sigmatel.com.

About SigmaTel: SigmaTel is a fabless semiconductor company which designs, develops, and markets mixed-signal ICs for the consumer electronics market. The Company’s target market segments include portable media players, printers and digital televisions. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools and reference designs. The Company’s focus is on enabling customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior, worldwide customer service.

Cautionary Language: This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. These risks and uncertainties include, but are not limited to: the ability to effectively implement changes which will increase operational efficiencies, reduce costs as planned, and ultimately improve SigmaTel’s financial results; the ability to cut costs, without jeopardizing SigmaTel’s ability to continue supporting customers and new development efforts; and our ability to effectively identify and remediate any additional operational inefficiencies. For a more thorough discussion of the risks to which the forward-looking statements are subject, please refer to recent SigmaTel filings with the SEC, particularly the Form 10-K that was filed on March 16, 2007, and the Form 10-Q that was filed on May 10, 2007.

Discussion of Non-GAAP Financial Measures: SigmaTel provides a non-GAAP measure of gross profit, net (loss) income and net (loss) income per share in its earnings release. The presentation of gross profit is intended to be a supplemental measure of performance and excludes a non-cash charge related to amortization of intangible assets from acquisitions. The presentation of net (loss) income and net (loss) income per share is intended to be a supplemental measure of performance and excludes: (i) a non-cash charge related to amortization of intangible assets from acquisitions; (ii) a non-cash charge related to stock-based compensation; (iii) a non-cash benefit related to tax benefits of unwinding our IP migration strategy; (iv) a charge related to the abandonment of leased facilities; and (v) a loss on the disposition of assets in conjunction with the lease abandonment. SigmaTel believes that excluding these items represents a better basis for the comparison of its current results to past, present, and future operating results, and a better means to highlight the results of core ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. The non-GAAP financial measures included in the press release have been reconciled to the corresponding GAAP financial measures as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

SIGMATEL, INC.

RECONCILIATION of GAAP to NON-GAAP RESULTS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Gross profit as reported	$11,675	$18,922	$19,403	$33,651
Non-GAAP adjustments:
Amortization of intangible assets from acquisitions	455	783	910	1,566

Adjusted gross profit	$12,130	$19,705	$20,313	$35,217

Adjusted gross profit percentage	39.5%	45.0%	38.5%	45.8%

	Three Months Ended June 30,		Six Months EndedJune 30,
	2007	2006	2007	2006
Net (loss) income as reported	$(11,629)	$2,927	$(29,765)	$(21,799)
Non-GAAP adjustments (tax effected):
Amortization of intangible assets from acquisitions	505	840	1,010	1,680
Stock-based compensation	1,924	2,181	3,790	4,238
Net tax benefit of unwinding IP migration strategy	–	(9,271)	–	(9,271)
Loss on asset disposition	–	–	594	–
Lease abandonment charge	–	–	619	–

Adjusted net (loss) income	$(9,200)	$(3,323)	$(23,752)	$(25,152)
Diluted weighted average shares outstanding	35,818	34,881	35,679	35,343
Diluted net (loss) income per share, non-GAAP	$(0.26)	$(0.10)	$(0.67)	$(0.71)

SIGMATEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$31,569	$30,686
Restricted cash	7,682	7,354
Short-term investments	42,800	62,800
Accounts receivable, net	15,792	12,556
Inventories, net	12,909	20,794
Income tax receivable	2,485	3,365
Prepaid expenses and other assets	4,008	5,591

Total current assets	117,245	143,146
Property, equipment and software, net	10,803	13,301
Intangible assets, net	14,492	15,370
Non-current income tax receivable	4,629	–
Other assets	997	1,574

Total assets	$148,166	$173,391

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,683	$16,338
Accrued compensation	7,814	8,712
Other accrued expenses	5,245	5,328
Deferred revenue	3,427	1,242
Income tax payable	1,963	2,728
Current portion of long-term obligations	386	229

Total current liabilities	34,518	34,577
Non-current income taxes payable	5,582	4,453
Other liabilities	2,365	809

Total liabilities	42,465	39,839

Stockholders’ equity:
Common stock, $0.0001 par value; 170,000 shares authorized; shares issued and outstanding: 35,915 and 35,823 at June 30, 2007 and 35,603 and 35,513 at December 31, 2006, respectively	4	4
Additional paid-in capital	201,747	197,711
Notes receivable from stockholders	–	(5)
Treasury stock, 90 common shares at cost	(741)	(741)
Accumulated deficit	(95,661)	(63,687)
Accumulated other comprehensive income	352	270

Total stockholders’ equity	105,701	133,552

Total liabilities and stockholders’ equity	$148,166	$173,391

SIGMATEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues, net	$30,734	$43,812	$52,753	$76,833
Cost of goods sold	19,059	24,890	33,350	43,182

Gross profit	11,675	18,922	19,403	33,651
Operating expenses:
Research and development	17,282	23,061	35,603	45,253
Selling, general and administrative	8,271	12,639	18,109	26,632
Loss on asset disposition	–	–	594	–

Total operating expenses	25,553	35,700	54,306	71,885

Operating loss	(13,878)	(16,778)	(34,903)	(38,234)
Interest income, net	1,037	422	2,036	1,205
Foreign exchange loss	(59)	(52)	(133)	(104)

Total other income	978	370	1,903	1,101
Loss before income taxes	(12,900)	(16,408)	(33,000)	(37,133)
Income tax benefit	(1,271)	(19,335)	(3,235)	(15,334)

Net (loss) income	$(11,629)	$2,927	$(29,765)	$(21,799)

BASIC NET (LOSS) INCOME PER SHARE	$(0.32)	$0.08	$(0.83)	$(0.62)

DILUTED NET (LOSS) INCOME PER SHARE	$(0.32)	$0.08	$(0.83)	$(0.62)

WEIGHTED AVERAGE SHARES USED TO COMPUTE:
Basic net (loss) income per share	35,818	34,881	35,679	35,343
Diluted net (loss) income per share	35,818	35,695	35,679	35,343

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